EXHIBIT 99.1

NEWS RELEASE

CONTACT:

Gary S. Maier

Maier & Company, Inc.

(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS FISCAL 2005 FIRST QUARTER RESULTS

POMONA, CA – August 5, 2004 – Keystone Automotive Industries, Inc. (NasdaqNM:KEYS) today reported results for its fiscal 2005 first quarter ended July 2, 2004 — a fourteen-week period, compared with a thirteen-week period a year earlier.

Net sales for the first quarter increased 19.5 percent to a record $141.1 million from $118.1 million a year earlier. Net income for the quarter was $4.1 million, or $0.26 per diluted share, compared with $4.2 million, or $0.28 per diluted share, for the quarter a year ago.

“Net sales for the quarter were in line with expectations, as our core aftermarket collision parts business remains robust. Using weekly averaging, same store sales for the fourteen-week first quarter increased approximately six percent over the thirteen-week first quarter a year ago. Net income, however, was impacted by higher than anticipated costs in several categories,” said Charles J. Hogarty, president and chief executive officer.

He noted that overall costs for the quarter were higher than anticipated by about $1,525,000. Margins were negatively impacted by inventory adjustments as a result of the conversion to the new Prelude management information system ($625,000); selling expenses were higher than anticipated primarily as a result of increased fuel costs ($250,000) and lease termination costs ($150,000), and; administrative expenses were negatively impacted as a result of the retirement of Mr. Hogarty and the hiring of Mr. Richard L. Keister ($500,000). While the majority of these expenses ($1,275,000) are non-recurring in nature, Mr. Hogarty stated that management will be focusing on reducing expenses as a percentage of sales and increasing margins to more recent levels during the remainder of fiscal 2005.

“While we are obviously disappointed in our bottom-line performance for the quarter, our top-line results demonstrate the ongoing opportunities as a result of the continued acceptance of aftermarket parts in the repair of vehicles. The company continues to generate strong cash flow,

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Keystone Automotive Industries, Inc.

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which will enable Keystone to further expand through acquisitions and internal growth, while keeping borrowings low,” Hogarty said.

Since fiscal year end in March, the company has converted an additional 22 distribution facilities to its new management information system. The total number of facilities converted is now approximately 80 percent. The company noted that its Drummondville facility located outside Montreal, Canada, was destroyed by a fire in late January. Management does not anticipate any material impact on the company’s overall operations.

Hogarty added that Keystone remains focused on a strategy of further expanding its distribution capabilities, with two small acquisitions completed during the quarter.

“Keystone has a very solid business model. I am confident we will leverage future sales growth into real earnings growth,” said Keister, the incoming chief executive officer.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 125 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the United States, Canada, and Mexico.

        The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of (i) the cost, time and potential impact on operations, including the company’s results of operations, relating to the implementation of a new enterprise management information system which began in July 2002; (ii) the impact on, and cost to, the company from the retirement of Mr. Hogarty and the hiring of Mr. Keister as his successor effective August 18, 2004; (iii) the continuing impact of the verdict in the State Farm Mutual Automobile Insurance Company class action, which is on appeal, as well as the possible impact of the pending state-wide class action against Farmers Group in California; (iv) Keystone being named as defendant in an action by General Motors challenging the alleged use of certain of its trade marks; and (v) the uncertainty involved in acquiring businesses and/or opening Greenfield operations. In addition, there can be no assurance that the momentum in sales experienced during the last three fiscal years will be sustainable. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, see the Company’s periodic reports on file with the Securities and Exchange Commission and its Form 10-K for the year ended March 26, 2004 which was filed with the Securities and Exchange Commission on June 9, 2004.

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(Financial tables follow)

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

	Fourteen Weeks Ended July 2, 2004	Thirteen Weeks Ended June 27, 2003
Net sales	$141,117	$118,100
Cost of sales	79,912	66,569

Gross profit	61,205	51,531
Operating expenses:
Selling and distribution	41,691	34,672
General and administrative	13,634	10,349

Operating income	5,880	6,510
Other income	897	544
Interest expense	(95)	(174)

Income before income taxes	6,682	6,880
Income taxes	2,629	2,700

Net income	$4,053	$4,180

Per Common Share:
Net income per share:
Basic	$0.26	$0.28

Diluted	$0.26	$0.28

Weighted average common shares outstanding:
Basic	15,469,000	14,760,000

Diluted	15,766,000	15,118,000

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	July 2, 2004	March 26, 2004
	(Unaudited)	(Note)
ASSETS
Current Assets:
Cash and cash equivalents	$5,685	$3,176
Accounts receivable, net of allowance of $832 at July 2004 and $887 at March 2004	45,256	44,005
Inventories, primarily finished goods	109,706	107,221
Other current assets	8,636	11,532

Total current assets	169,283	165,934
Plant, property and equipment, net	32,244	30,652
Goodwill	10,053	9,662
Other intangibles, net of accumulated amortization of $3,545 at July 2004 and $3,565 at March 2004	1,208	1,323
Other assets	9,114	8,342

Total Assets	$221,902	$215,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$5,849	$10,000
Accounts payable	22,982	18,598
Accrued liabilities	14,281	14,477

Total current liabilities	43,112	43,075

Other long-term liabilities	1,197	1,311

Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000
Issued and outstanding shares 15,545,000 at July 2004 and 15,443,000 at March 2004	90,883	89,492
Restricted Stock	1,004	180
Additional paid-in capital	5,967	5,967
Retained earnings	80,893	76,841
Accumulated other comprehensive loss	(1,154)	(953)

Total shareholders’ equity	177,593	171,527

Total liabilities and shareholders’ equity	$221,902	$215,913

NOTE: The balance sheet at March 26, 2004 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.